Exhibit 99.1

Contact:

Lawrence D. Damron

Senior Vice President & Chief Financial Officer

(847) 229-2222

Aksys® Reports Second Quarter 2004 Results

Acceptance of the Personal Hemodialysis System continues to show progress

Lincolnshire, IL — August 4, 2004 — Aksys, Ltd. (NASDAQ: AKSY), a pioneer in innovative dialysis systems, today reported results for the second quarter ended June 30, 2004.

Second Quarter Highlights

•                  Revenues for the second quarter 2004 were $499,000.  The Company’s net loss for the second quarter 2004 was $6.6 million or $0.22 per share.

•                  Eighty-two patients were being treated on PHD® systems at quarter-end.

•                  Aksys has 36 partnership agreements, which includes 3 signed in the second quarter. One of these agreements consists of an initial beta test program with a second major dialysis chain.

•                  Aksys implemented the first in a series of machine performance enhancements with very favorable results.

•                  Aksys’ Patient Awareness Program is having a discernible impact.

Financial Results

For the second fiscal quarter of 2004, Aksys reported revenues of $499,000 compared to revenues of $301,000 for the second quarter of 2003.  The Company reported a net loss for the second quarter of 2004 of $6.6 million, or $0.22 per share, compared to a net loss of $5.2 million, or $0.19 per share, for the second quarter of 2003.  For the six months ended June 30, 2004, Aksys reported revenues of $1.2 million, a significant increase over the $403,000 for the six months ended June 30, 2003. The Company reported a net loss for the six-month period of $13.4 million, or $0.45 per share, compared with a net loss of $9.9 million, or $0.37 per share, for the six months ended June 30, 2003.

“The first half of 2004 was dedicated to building the programs that the Company will need to accelerate the PHD’s broader acceptance over the next eighteen months,” commented Bill Dow, President and CEO of Aksys, Ltd. “We launched our first in a series of PHD performance enhancements with favorable results. Our new patient awareness team has shown early success by identifying several new patients, and we will continue to diligently focus our marketing and sales efforts.  Our national accounts team successfully signed a new agreement with a large provider who will be instituting an initial PHD program. Aksys now has the PHD System being used in five of the top ten providers in the United States. We are encouraged by these initial achievements and remain confident in the future potential of this product.”

For the second quarter of 2004, cost of sales was $2.5 million, an increase of $0.9 million over the second quarter of 2003.  The increase in the cost of sales was a direct function of higher unit sales and rentals, as well as the service and supply costs associated with a greater number of machines in use.  For the six months ended June 30, 2004, cost of sales was $4.9 million, compared to $2.9 million for the same period last year.

Operating expenses for the second quarter were $4.4 million, an increase of $0.4 million over the second quarter of 2003.  The year-over-year increase in operating expenses is primarily related to increased R&D expenditures as we continue to invest in greater machine enhancements.  For the six months ended June 30, 2004, operating expenses were $9.4 million, compared to $7.5 million during the period ended June 30, 2003.

“We ended the quarter with $49.9 million of cash and short-term investments on hand. This included the expected $10 million payment we received from Durus during the quarter as a result of the Company’s registration statement being effective, which will allow Durus to sell their shares,” said Larry Damron, Senior Vice President and Chief Financial Officer of Aksys, Ltd. “We have ample cash on hand to fund our operations without additional capital through all of fiscal 2005, if needed.  Further, we continued to make significant progress during the quarter on the machine’s internal cost reduction program.  We expect to realize the benefits of the lower cost machine in late 2005.”

Outlook

Mr. Dow ended, “Each week brings new testimonials about how the PHD machine has changed the lives of patients.  We remain as excited as ever about the future of the Company.  Our pipeline continues to grow and the strength of July’s results indicates some initial success from our new patient recruitment programs.  We remain very optimistic about the second half of the year and thus we remain committed to our target of adding 80 to 100 new patients for the full year of 2004.”

Conference Call

The Company plans to discuss these results and further details of its second quarter 2004 during a conference call on Wednesday, August 4, 2004, at 11:00 a.m. Eastern Time. The call can be accessed via the Internet through www.aksys.com. A replay will be available from 2:00 p.m. Eastern Time, Wednesday, August 4, through 6:00 p.m. Eastern Time, Thursday, September 2, by dialing 703-925-2533, code 523225 or by logging onto the Internet at www.aksys.com or www.streetevents.com.

About the Company

Aksys, Ltd. produces hemodialysis products and services for patients suffering from kidney failure.  The Company’s lead product, the PHD® System, is a next generation hemodialysis system designed to improve clinical outcomes of patients and reduce mortality, morbidity and the associated high cost of patient care.  Further information is available on Aksys’ website: www.aksys.com.

This press release contains forward-looking statements that involve a number of risks and uncertainties.  Our actual results could differ materially from the results identified or implied in any forward-looking statement.  These statements are based on our views as of the date they are made with respect to future results or events.  Factors that could cause such a difference include, but are not limited to, the following: (i) uncertainty about the acceptance of the PHD System by both potential users and purchasers, including without limitation, patients, clinics and other health care providers; (ii) risks related to uncertain unit pricing and product cost, which may not be at levels that permit the Company to be profitable; (iii) risks related to quality control issues and consistency of service applicable to the PHD System;(iv) market, regulatory reimbursement and competitive conditions; (v) risks related to the failure to meet additional development and manufacturing milestones for the PHD System on a timely basis, including, without limitation, manufacturing and servicing cost reduction efforts; (vi) our  ability to obtain sufficient capital on acceptable terms to run our business; (vii) risks inherent in relying on third parties to manufacture the PHD System; (viii) changes in Quality System Requirements; and (ix) risks related to the disposition of our common stock by Durus Life Sciences Master Fund Ltd. and its affiliates.  The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results or events expressed or implied therein will not be realized.

-financial table to follow-

AKSYS, LTD. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Quarter ended June 30,		Six months ended June 30,
	2004	2003	2004	2003

Revenue:
Product	$282,000	$244,000	$772,000	$325,000
Service and supplies	217,000	57,000	409,000	78,000
Total revenue	499,000	301,000	1,181,000	403,000
Cost of sales:
Product	889,000	822,000	2,231,000	1,685,000
Service and supplies	1,562,000	740,000	2,719,000	1,258,000
Total cost of sales	2,451,000	1,562,000	4,950,000	2,943,000
Operating expenses:
Research and development	1,553,000	1,346,000	3,215,000	2,555,000
Sales and marketing	1,285,000	1,185,000	2,441,000	2,076,000
General and administrative	1,581,000	1,496,000	3,777,000	2,860,000
Total operating expenses	4,419,000	4,027,000	9,433,000	7,491,000
Operating loss	(6,371,000)	(5,288,000)	(13,202,000)	(10,031,000)

Other income and expense:
Interest income	139,000	67,000	235,000	100,000
Interest expense	(322,000)		(426,000)	—
Total other income and expense	(183,000)	67,000	(191,000)	100,000
Net loss	$(6,554,000)	$(5,221,000)	$(13,393,000)	$(9,931,000)
Net loss per share, basic and diluted	$(0.22)	$(0.19)	$(0.45)	$(0.37)
Weighted average shares outstanding	29,814,025	27,572,341	29,809,898	26,636,441

SELECTED BALANCE SHEET DATA

		June 30,	December 31,
		2004	2003
		(unaudited)

Cash and short-term investments		$49,936,000	$20,175,000
Working capital		54,865,697	20,392,000
Long-term investments		600,000	600,000
Total assets		65,337,000	29,638,000
Total liabilities		19,870,000	6,510,000
Stockholders’ equity		45,466,466	23,128,062